UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2019

iMine Corporation
(Exact name of registrant as specified in Charter)

Nevada	000-55233	27-3816969
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

8520 Allison Pointe Blvd Ste. 223 #87928

Indianapolis, Indiana 46250

(Address of Principal Executive Offices)

(877) 464-6388

(Registrant’s Telephone number)

Copies to:

Asher S. Levitsky PC

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas; Suite 1100

New York, New York 10105-0302

Phone: (646) 895-7152

Fax: (212) 370-7889

E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2019:

i.	Dr. Carlos Rizo was appointed as a director by the Company’s sole director, Daniel Tsai.

ii.	Upon the election of Dr. Rizo, Daniel Tsai, the Company’s sole director and officer, resigned as director and officer.

iii.	Dr. Carlos Rizo was appointed as chief executive officer, chief financial officer, president and secretary.

Dr. Rizo, age 48, has been the chief executive officer of Bwellmed International Holdings, Ltd., a Canadian agri-pharma company with a wholly-owned subsidiary in Colombia which is licensed to product pharmaceutical grade, non-psychoactive cannabis products for medicinal, industrial and scientific purposes in Colombia which Dr. Rizo founded in 2016. Through eHealth in Motion, Ltd., a company wholly owned by Dr. Rizo, Dr. Rizo has provided consulting services relating to customized web tools for patients, health professionals and non-profit organizations. Dr. Rizo received his medical degree from Universidad del Roasario in Colombia and holds fellowships in Consumer Health Informatics and eHealth Innovation from the University Health Network in Toronto, Canada.

Mr. Tsai did not resign because of a disagreement on any matter relating to the Company’s operations, policies or practices.

Item 8.01 Other Events.

During 2018, we were engaged in the development of the business of selling computer equipment which can be used for the mining of cryptocurrency. As a result of the decline in the price of cryptocurrency, which made the purchase of our equipment uneconomical, we have discontinued that business, which will be reflected as a discontinued operation. We are in the process of evaluating potential business opportunities, although we cannot assure you that we will be able to acquire or commence profitable operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2019	IMine Corporation

	By:	/s/ Dr. Carlos Rizo
Dr. Carlos Rizo
Chief Executive Officer

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